------------------------------------------------------------------

                                          Registration No. _______

                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                            -------------

                              FORM S-8
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -------------

                      DRESSER INDUSTRIES, INC.
       (Exact name of Registrant as specified in its Charter)

         Delaware                             75-0813641
(State or other jurisdiction of   (I.R.S. Employer Identification No.)
incorporation or organization)

                           2001 Ross Avenue
                          Dallas, Texas 75201
      (Address principal executive offices including zip code)

                            -------------

        The M.W. Kellogg Company Savings and Investment Plan
                      (Full title of the plan)

                            -------------

                          Rebecca R. Morris
           Vice President-Corporate Counsel and Secretary
                      Dresser Industries, Inc.
                          2001 Ross Avenue
                         Dallas, Texas 75201
               (Name and address of agent for service)
                           (214) 740-6000
    (Telephone number, including area code, of agent for service)

                            -------------

--------------------------------------------------------------------------------------------------------------
                                      Amount to be   Proposed maximum    Proposed maximum        Amount of
                                       registered     offering price     aggregate offering  registration fee
Title of securities to be registered       (2)         per share (3)         price (3)              (2)
--------------------------------------------------------------------------------------------------------------
Common Stock ($.25 par value) (1)           1            $48.21875             $48.21875           $0.01
--------------------------------------------------------------------------------------------------------------

(1) This registration statement covers shares of Common Stock of Dresser Industries, Inc. which may be offered or sold pursuant to The M.W. Kellogg Company Savings and Investment Plan (the "Plan"). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein. Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the interests in the plans. This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

(2) This registration statement is also deemed, pursuant to Instruction E to Form S-8, to relate to 100,000 shares previously registered on Form S-8 (No. 2-81536) in connection with the Dresser Industries, Inc. Stock
         Purchase Plan, with respect to which a registration fee of $412.50 has been paid.

(3) Computed on the basis of the average of the high and low prices for Common Stock on April 9, 1998, which is used as the estimated offering price solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.


                    EXPLANATORY STATEMENT

A total of 2,000,000 shares of common stock of Dresser Industries, Inc. (the "Company") were registered by Registration Statement on Form S-8, file No. 2-81536, to be issued in connection with the Dresser Industries, Inc. Stock Purchase Plan (the "SPP"). On March 19, 1998, the M.W. Kellogg Company Plan Administrative Committee approved offering an investment option for investing in Company stock to the participants of The M.W. Kellogg Company Savings and Investment Plan (the "Plan"). The Plan is intended to qualify as an employee savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended from time to time. Approximately one million (1,000,000) shares of common stock of the Company which were registered in connection with the SPP have not been issued under the SPP and, pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth at answers no. 89 and 90 in Section G- Securities Act Forms of the Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations (July 1997), 100,000 are carried forward to, and deemed covered by, the Registration Statement of Form S-8 filed on or about the date hereof in connection with the Plan.


                               PART II

Item 3.  Incorporation of Documents by Reference.

         The following documents, which have been filed by the Company (File No. 1-4003) with the Commission, are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1997;

         2. The Company's Quarterly Report on Form 10-Q for the period ended January 31, 1998;

         3.     The description of the Common Stock contained in
                Exhibit 1 to the Registration Statement on Form 8-A filed by the Company with the Commission August 30, 1990, as amended by Amendment No. 1 on Form 8 filed with the Commission on October 3, 1990; and

         4. The description of the Dresser Stock Purchase Rights contained in Exhibit 1 to the Registration Statement on Form 8-A filed by the Company with the Commission August 30, 1990, as amended by Amendment No. 1 on Form 8 filed with the Commission on October 3, 1990.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         Pursuant to Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In an action by or in the right of the Company, a corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim or issue as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which the court shall deem proper. Indemnification, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such matter, Section 145 requires that the corporation indemnify him against expenses actually and reasonably incurred by him in his defense. Further, expenses may be paid by the corporation in advance of final disposition of the matter upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Such indemnification and advancement of expenses is not deemed exclusive of any other right to which a director or officer might be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of any person who might be indemnified thereunder whether or not the corporation would have the power to indemnify him against such liability under such Section.

         The Company's Restated Certificate of Incorporation, as amended, provides for indemnification of certain persons including directors and officers to the fullest extent permitted under Section 145 of the DGCL.

         Insurance is maintained by the Company covering certain expenses, liability or losses which may be incurred by reason of his being a director or officer of the Company or a subsidiary corporation, partnership, joint venture, trust or other enterprise.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits (1)

         4.1 Restated Certificate of Incorporation of Registrant and amendments thereto. (Incorporated by reference to Exhibit 3(i) to Registrant's Form 10-Q/A for the Quarter ended April 30, 1996).

         4.2 By-Laws, as amended of Registrant. (Incorporated by reference to Exhibit 3.2 to Registrant's Form
                10-K/A for the year ended 1997).

         4.3 Rights Agreement dated August 16, 1990, between Registrant and Harris Trust Company of New York as Rights Agent. (Incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed on August 30, 1990 as amended by Amendment No. 1 on Form 8 filed on October 3, 1990).

    *    4.4    Form of The M.W. Kellogg Company Savings and
                Investment Plan as amended.

    *    23     Consent of Price Waterhouse LLP.

         24 Power of Attorney. (Incorporated by reference to Exhibit 24 to Registrant's Registration Statement
                No. 333-39931 on Form S-8.)

--------------------
*    Filed Herewith

     An opinion of counsel as to the legality of the securities being registered is not required since Company common stock issued pursuant to the Plan under this Registration Statement will be issued through open market purchases and not original issue securities as the Plan is currently stated.

(1) In lieu of an opinion concerning compliance with the requirements of the Employee Retirement Income Security
         Act of 1974, as amended ("ERISA") and an Internal Revenue Service ("IRS") determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, the Registrant has submitted the M. W. Kellogg Company Savings and Investment Plan (the "Plan") and will submit any amendments thereto to the IRS in a timely manner and will make all changes required by the IRS in order to maintain the qualified status of the Plan.

Item 9.  Undertakings

         (a)    The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                        (i)    To include any prospectus required
                               by Section 10(a)(3) of the
                               Securities Act of 1933;

                        (ii)   To reflect in the prospectus any
                               facts or events arising after the
                               effective date of this Registration
                               Statement (or the most recent
                               post-effective amendment thereof)
                               which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                        (iii)  To include any material information
                               with respect to the plan of
                               distribution not previously
                               disclosed in the registration
                               statement or any material change to
                               such information in the
                               registration statement.

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
                1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 16th day of April, 1998.

                                       DRESSER INDUSTRIES, INC.

                                  By:  /s/ KENNETH J. KOTARA
                                       --------------------------
                                       Kenneth J. Kotara,
                                       Controller

    Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on April 16, 1998.

          SIGNATURE                          TITLE

*WILLIAM E. BRADFORD                 Chairman of the Board, Chief
----------------------------------   Executive Officer and Director
(William E. Bradford, Director)      (Principal Executive Officer)


/s/GEORGE H. JUETTEN                 Senior Vice President and Chief
----------------------------------   Financial Officer
(George H. Juetten)                  (Principal Financial Officer)

/s/KENNETH J. KOTARA                 Controller
----------------------------------   (Principal Accounting Officer)
(Kenneth J. Kotara)

*SAMUEL B. CASEY, JR                 *J. LANDIS MARTIN
-----------------------------------  ----------------------------
(Samuel B. Casey, Jr., Director)     (J. Landis Martin, Director)

*LAWRENCE S. EAGLEBURGER             *LIONEL H. OLMER
-----------------------------------  -----------------------------------
(Lawrence S. Eagleburger, Director)  (Lionel H. Olmer, Director)

*SYLVIA A. EARLE, PH.D.              *JAY A. PRECOURT
-----------------------------------  -----------------------------------
(Sylvia A. Earle, Ph.D., Director)   (Jay A. Precourt, Director)

*RAWLES FULGHAM                      *DONALD C. VAUGHN
-----------------------------------  -----------------------------------
(Rawles Fulgham, Director)           (Donald C. Vaughn, Director)

*JOHN A. GAVIN                       *RICHARD W. VIESER
-----------------------------------  -----------------------------------
(John A. Gavin, Director)            (Richard W. Vieser, Director)

*RAY L. HUNT
-----------------------------------
(Ray L. Hunt, Director)

*By: /s/Alice (Ande) Hinds
    -------------------------------
        Alice (Ande) Hinds
        (Attorney-In-Fact)

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 16th day of April, 1998.

                                       The M.W. Kellogg Company Savings
                                       and Investment Plan

                                  By:  /s/ Thomas E. Giles
                                       --------------------------
                                       Thomas E. Giles
                                       M.W. Kellogg Company Plan
                                       Administrative Committee

                          INDEX TO EXHIBITS (1)

Exhibit No.                     Description
-----------                     -----------
    4.1 Restated Certificate of Incorporation of Registrant and amendments thereto. (Incorporated by reference to Exhibit 3(i) to Registrant's Form 10-Q/A for the
              Quarter ended April 30, 1996).

    4.2 By-Laws, as amended of Registrant. (Incorporated by reference to Exhibit 3.2 to Registrant's Form
              10-K/A for the year ended 1997).

    4.3 Rights Agreement dated August 16, 1990, between Registrant and Harris Trust Company of New York as Rights Agent. (Incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed on August 30, 1990 as amended by Amendment No. 1 on Form 8 filed on October 3, 1990).

*   4.4       Form of The M.W. Kellogg Company Savings and
              Investment Plan as amended.

*   23        Consent of Price Waterhouse LLP.

    24 Power of Attorney. (Incorporated by reference to Exhibit 24 to Registrant's Registration Statement
              No. 333-39931 on Form S-8).

---------------------
*Filed Herewith


     An opinion of counsel as to the legality of the securities being registered is not required since Company common stock issued pursuant to the Plan under this Registration Statement will be issued through open market purchases and not original issue securities as the Plan is currently stated.

(1) In lieu of an opinion concerning compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and an Internal Revenue Service ("IRS") determination letter that the Plans are qualified under Section 401 of the Internal Revenue Code of 1986, as amended, the Registrant has submitted the M.W. Kellogg Company Savings and Investment Plan (the "Plan") and will submit any amendments thereto to the IRS in a timely manner and will make all changes required by the IRS in order to maintain the qualified status of the Plan.